R E C I T A L S. . . . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE I:  DEFINITIONS. . . . . . . . . . . . . . . . . . . . .1
     1.1  Agreement. . . . . . . . . . . . . . . . . . . . . . .1
     1.2  Closing. . . . . . . . . . . . . . . . . . . . . . . .1
     1.3  Closing Date . . . . . . . . . . . . . . . . . . . . .1
     1.4  Determination Date . . . . . . . . . . . . . . . . . .1
     1.5  Dollar . . . . . . . . . . . . . . . . . . . . . . . .1
     1.6  Final Termination Date . . . . . . . . . . . . . . . .2
     1.7  Purchase Price . . . . . . . . . . . . . . . . . . . .2

ARTICLE 2:  PURCHASE AND SALE. . . . . . . . . . . . . . . . . .2
     2.1  Properties Purchased . . . . . . . . . . . . . . . . .2
     2.2  Retained Interests . . . . . . . . . . . . . . . . . .2

ARTICLE 3:  CONSIDERATION AND PAYMENT. . . . . . . . . . . . . .2
     3.1  Purchase Price . . . . . . . . . . . . . . . . . . . .2
     3.2  Payment of Nevada Star Common Shares . . . . . . . . .2
     3.3  Assignment of Net Profits Interest . . . . . . . . . .3
     3.4  Payment of Third Party Creditor Claims . . . . . . . .4

ARTICLE 4:  PRE-CLOSING OBLIGATIONS OF THE PARTIES . . . . . . .4
     4.1  Availability of Information. . . . . . . . . . . . . .4
     4.2  Title Information and Examination. . . . . . . . . . .4
     4.3  Technical Information. . . . . . . . . . . . . . . . .4
     4.4  Other Information and Inspection . . . . . . . . . . .5
     4.5  Cooperation in Title Curative Efforts. . . . . . . . .5
     4.6  Confidentiality of Data. . . . . . . . . . . . . . . .5

ARTICLE 5:  REPRESENTATIONS. . . . . . . . . . . . . . . . . . .6
     5.1  Representations of Seller. . . . . . . . . . . . . . .6
     5.2  Representations of Nevada Star . . . . . . . . . . . .7

ARTICLE 6:  CONDITIONS FOR CLOSING . . . . . . . . . . . . . . .8
     6.1  Regulatory Notices . . . . . . . . . . . . . . . . . .8
     6.2  Suits. . . . . . . . . . . . . . . . . . . . . . . . .9
     6.3  Representations are True . . . . . . . . . . . . . . .9
     6.4  Financial Statements . . . . . . . . . . . . . . . . .9

ARTICLE 7:  CLOSING. . . . . . . . . . . . . . . . . . . . . . .9
     7.1  Date, Time and Place . . . . . . . . . . . . . . . . .9
     7.2  Closing Procedures . . . . . . . . . . . . . . . . . .9
     7.3  Post-Closing Rights and Obligations. . . . . . . . . 11

ARTICLE 8:     TERMINATION OF AGREEMENT. . . . . . . . . . . . 12
     8.1  Non-Satisfaction or Non-Waiver of Conditions . . . . 12
     8.2  Final Termination Date . . . . . . . . . . . . . . . 12
     8.3  Default. . . . . . . . . . . . . . . . . . . . . . . 12
     8.4  Effect of Termination. . . . . . . . . . . . . . . . 12

ARTICLE 9:  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . 13
     9.1  Seller's Ores and Concentrates . . . . . . . . . . . 13
     9.2  Commissions. . . . . . . . . . . . . . . . . . . . . 13
     9.3  Assignment . . . . . . . . . . . . . . . . . . . . . 13
     9.4  Risk of Loss . . . . . . . . . . . . . . . . . . . . 13
     9.5  Publication. . . . . . . . . . . . . . . . . . . . . 14
     9.6  Governing Law. . . . . . . . . . . . . . . . . . . . 14
     9.7  Exhibits . . . . . . . . . . . . . . . . . . . . . . 14
     9.8  Captions . . . . . . . . . . . . . . . . . . . . . . 14
     9.9  Notices. . . . . . . . . . . . . . . . . . . . . . . 14
     9.10 Entire Agreement . . . . . . . . . . . . . . . . . . 15
     9.11 Expenses of this Agreement . . . . . . . . . . . . . 15
     9.12 Further Assurances . . . . . . . . . . . . . . . . . 15
     9.13 Survival . . . . . . . . . . . . . . . . . . . . . . 15
     9.14 Severability . . . . . . . . . . . . . . . . . . . . 15
     9.15 Successors and Assigns . . . . . . . . . . . . . . . 16

                   PURCHASE AND SALE AGREEMENT

     This PURCHASE AND SALE AGREEMENT ("Agreement") is made as of the _____ day of _______________, 1998, by and between Grand
Central Silver Mines, Inc. (formerly Centurion Mines Corporation), a Utah corporation ("Grand Central") and Dotson Exploration Company, a Utah corporation ("Dotson"), a wholly owned subsidiary of Grand Central (Grand Central and Dotson hereinafter collectively referred to as "Seller", whether one or more), and Nevada Star Resources Corporation, a Nevada corporation qualified to do business in the State of Utah ("Nevada Star" or "Buyer").

                         R E C I T A L S:

     A. Seller owns and controls certain patented and unpatented mining claims, mining leases, State of Utah mineral leases and other real and personal property interests in the Beaver Lake Rocky Mountain Mining District near the city of Milford in Beaver County, Utah, all as more particularly described in Exhibit A attached hereto and made a part hereof for all purposes (hereafter referred to as "Properties").

     B. Buyer desires to purchase and Seller is willing to sell the Properties to Buyer in accordance with and specifically subject to all of the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the promises and covenants contained herein and of the benefits to be derived by the parties under this Agreement, it is hereby agreed as follows:

     ARTICLE I:  DEFINITIONS

     1.1  Agreement means this Purchase and Sale Agreement.

     1.2 Closing means the execution and delivery of all instruments of transfer by Seller and payment of the Purchase
Price by Buyer upon the terms and conditions hereof.

     1.3 Closing Date means within ten (10) days from the Determination Date.

     1.4 Determination Date means the date Nevada Star receives official notice in writing that the Vancouver B.C. Stock Exchange accepts the filing of the Agreement and grants regulatory approval for issuance of the common shares of capital stock of Nevada Star to Seller contemplated by this Agreement.

     1.5  Dollar means lawful currency of the United States.

     1.6 Final Termination Date shall have the meaning set forth in Section 8.2.

     1.7 Purchase Price means the consideration to be delivered to Seller by Buyer set out in Section 3.1.

     ARTICLE 2:  PURCHASE AND SALE

     2.1  Properties Purchased.
     Subject to the terms and conditions hereinafter set forth, on the Closing Date, Seller agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase, accept and pay for all of Seller's right, title and interest in the Properties described in Exhibit "A" for the agreed Purchase Price.

     2.2  Retained Interests.

     It is the intention of the parties, that Seller is selling and Buyer is purchasing assets described in Exhibit "A", specifically excepting and reserving to Seller rights and interests described in Schedule 1.

     ARTICLE 3:  CONSIDERATION AND PAYMENT

     3.1  Purchase Price.

     Subject to terms and conditions in Section 3.2, the Purchase
Price to be paid by Nevada Star to Seller for the Properties
("Purchase Price") shall be as follows:

          (a) two million (2,000,000) of the common shares of Nevada Star's capital stock;

          (b) a twelve percent (12%) net profits interest defined in Exhibit B attached hereto and made a part hereof for all purposes; and

          (c) payment of certain of Seller's debts to third party creditors in the amounts set forth in Exhibit C attached hereto and made a part hereof for all purposes.

     3.2  Payment of Nevada Star Common Shares.

     Promptly following the Determination Date, Buyer shall cause stock certificates representing the total of two million (2,000,000) common shares of the capital stock of Nevada Star to be issued in Seller's or in the name of Seller's nominee for delivery to Seller on the Closing Date, valued at a price per share equal to the average closing price on the Vancouver Stock Exchange for the ten (10) day period preceding the date of delivery and it is intended that the said shares of stock shall be classified as "free trading" on the following schedule:

     No. of Shares            Date
     400,000             1 year after Determination Date;
     400,000             1 1/2 years after Determination Date;
     400,000             2 years after Determination Date;
     400,000             2 1/2 years after Determination Date;
     400,000             3 years after Determination Date; and

subject to the following conditions:

          (a) that all stock certificates shall bear a restrictive legend noting that the shares of Nevada Star common stock to be issued pursuant to the Agreement have not been and will not be registered under the United States Securities Act of 1933, as amended, in reliance upon an exemption applicable thereto under said Act and appropriate State securities laws and that such shares may not be sold or otherwise transferred in the absence of registration under said Act or in compliance with an exemption from registration, if available;

          (b) that upon Seller's compliance with Regulation S of the United States Securities Act of 1933, the shares may be sold on the Vancouver Stock Exchange following the date such shares are issued on the schedule set forth above, but if the shares do not qualify for such sale, Buyer, at its expense, agrees to cause registration statements to be filed in Canada so that said stock shall be free trading on the Vancouver Stock Exchange by each of the dates indicated;

          (c) that Nevada Star's commitment to issue stock is subject to all applicable regulations of the Vancouver Stock
     Exchange and other Canadian as well as United States regulatory agencies;

          (d) execution by Seller of Attachment I to this Agreement "U.S. Securities Law Representations re: Private
     Placement of Common Shares of Nevada Star Resource
     Corporation"; and

          (e) Seller is to be permitted the opportunity of designating one member of the Board of Directors of Nevada Star. The term of office will be continued so long as Grand Central holds at least one million shares of stock in Nevada Star. Seller agrees to issue to Monty Moore a voting proxy for all of Seller's owned shares for a period of two years following the Closing.

     3.3  Assignment of Net Profits Interest.

     At the Closing, Nevada Star agrees to execute and deliver an Assignment of a Twelve Percent (12%) Net Profits Interest in the form of Exhibit B attached hereto and made a part hereof for all purposes.

     3.4  Payment of Third Party Creditor Claims.

     Subject to verification, approval and the delivery of lien releases within sixty (60) days following the Closing, Nevada Star agrees to pay certain third party claims to the extent shown in Exhibit C attached hereto and made a part hereof for all purposes, representing accrued and past due debts of Seller affecting the Properties.

     ARTICLE 4:  PRE-CLOSING OBLIGATIONS OF THE PARTIES.

     4.1  Availability of Information.

     Upon execution of this Agreement, Seller agrees, if it has not already done so, to make available to Nevada Star and shall provide Nevada Star and its officers, employees and representatives, full opportunity and access at reasonable times to review and examine data, information, documents and other material if any exists, as described in Sections 4.2, 4.3, and 4.4, relating to the Properties in Seller's possession or control or to which Seller has access. Nevada Star shall have the right to make copies of such contained in the files of Seller or to which Seller has access, as Nevada Star may reasonably request, and Seller agrees to provide such written authorization as may be appropriate and necessary for Nevada Star to review the described data and information, including but not limited to exploration data and mineral reserve information in the possession of third persons, to the extent Seller has the right to do so.

     4.2  Title Information and Examination.

     Agreements, leases, permits, abstracts, title insurance commitments, title opinions, status reports and any other title information material to the title of the Properties, including but not limited to records, files, maps, and agreements relating to such title information at Seller's offices. Nevada Star shall review all such information and data and make such additional title examination as it deems necessary to satisfy itself as to the status of Seller's right, title and interest in and to the Properties.

     4.3  Technical Information.

     Geological, geochemical, geophysical, drilling, mining and engineering information and data, reclamation plans, bonds, exploration and mining permits, environmental reports, surveys, and mineral reserve reports.

     4.4  Other Information and Inspection.

     Subject to all regulatory agency requirements, the officers, employees, and other representatives of Nevada Star shall, at their own risk, have the right of access during normal business hours, upon reasonable notice to Seller, to any workings, shafts, buildings, etc. for the purposes of verifying information and otherwise inspecting the Properties.

     4.5  Cooperation in Title Curative Efforts.

     If the agreements, contracts, surface inspections, title information of Seller, title insurance binders, title opinions, title reports or any other information or data shall reflect or Nevada Star learns of the existence of any encumbrance, encroachment, defect or objection with respect to the title which Nevada Star desires to have cured, Seller agrees to cooperate with Nevada Star in endeavoring to cure any such title defect.

     4.6  Confidentiality of Data.

     Nevada Star and its representatives and affiliates shall treat all proprietary information of Seller obtained by it as confidential. Buyer may disclose such information only to: (i) its consultants and financial brokers and institutions provided it first secures similar confidentiality commitments from such entities and persons; (ii) federal, state or local government pursuant to disclosure requirements; and (iii) to a stock exchange or similar trading market in accordance with rules and regulations thereof. In the event this Agreement is terminated without Nevada Star acquiring title to the Properties, Nevada Star shall return to Seller all information received from Seller or third parties at Seller's direction and other data and information taken from the Properties or Seller's offices in connection with the proposed transaction, and shall also deliver to Seller any data and information generated by Nevada Star or for its account including, but not limited to, abstracts, title reports and opinions, environmental, geological and mineral reserve reports, maps and plans (but Seller agrees that Nevada Star shall have no liability to Seller or third parties resulting from the use by Seller of any such data and information).

     ARTICLE 5:  REPRESENTATIONS

     5.1  Representations of Seller.

          (a) The consummation of the transaction represented by this Agreement will not result in a breach of any terms and conditions of or be construed as a default under any agreement or other instrument to which Seller is a party and will not violate or conflict with any contracts, governmental or otherwise, to which Seller is a party or is bound.

          (b) Seller has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. The consummation of the transaction contemplated by this Agreement will not violate, nor be in conflict with, any provision of its charter or by-laws, or any agreement or instrument to which it is a party or is bound.

          (c) The execution, delivery and performance of this Agreement and the transaction contemplated hereby have been duly and validly authorized by all requisite corporate action by Seller.

          (d) To the best of Seller's knowledge, it obtained and held all necessary licenses, permits, easements, authorizations, compliances and similar items required to be issued or approved by any person or governmental body having jurisdiction under any statute, rule, regulation or other directive for conduct of all exploration, development and mining operations, if any, during the period of its ownership and possession and Seller is in substantial compliance therewith, except as may be otherwise described in Exhibit A to this Agreement.

          (e) Except as otherwise described in Exhibit A, no grantor of a license, permit, easement, authorization, or application for same has made any claim for payment under, or breach of any action or failure to act of Seller or any of Seller's agents.

          (f) That the physical condition of the Properties does not violate any federal, state or local law, ordinance or regulations relating to the environmental conditions on, under or about the Properties, including, but not limited to, soil and groundwater conditions.

          (g) Prior to the Closing, Seller will not convey, assign, transfer, encumber, mortgage or dispose of, or consent to the conveyance or disposition of, any of the Properties and will continue to maintain the Properties in good standing.

          (h) Except as otherwise described in Exhibit A, no suit, administrative enforcement or other proceedings are pending or threatened before any court or governmental agency seeking to restrain, prohibit or declare illegal the operations previously conducted at the Properties; there is no condemnation, foreclosure, bankruptcy or other creditors' rights proceeding pending or threatened against the Properties or any action or proceeding which would prevent or hinder this transaction.

          (I) The execution and delivery of the conveyance documents (the forms of which are attached as Exhibits D-1 through D-11) will convey all of Seller's right, title and interest in and to the Properties and to the extent transferable under those documents, transfer all rights under existing leases, licenses, permits, easements, authorizations and applications. The transfer of Properties is subject to all existing easements, encumbrances and rights of way and other terms and conditions described in Exhibit A and further subject to such third party consents as may be required to confirm and/or approve such conveyances. Seller agrees to cooperate with and assist Nevada Star, if requested, to obtain third party consents as it seeks such third party consents, which Nevada Star identifies in writing to Seller either prior to or after Closing.

          (j) That the unpatented mining claims described in Exhibit A are valid and subsisting mining claims under the laws of the United States and the State of Utah, subject to the paramount title of the United States; that all leases and other agreements described in Exhibit A are current and will remain so for a period of not less than sixty (60) days after the Closing; that the Properties are free and clear from all liens or encumbrances and that Seller will defend its title to the Properties against all persons; that Seller has not committed any act or acts which will encumber or cause a lien to be placed against the Properties; and that, to the best of the belief of Seller, no other person, association or corporation has any interest or claim to the Properties.

     5.2  Representations of Nevada Star.

     Nevada Star represents that:

          (a) It is, and following execution of this Agreement shall continue to be, an entity duly organized, existing and in good standing under the laws of the State of Nevada and qualified to do business in the State of Utah.

          (b) It has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement. The consummation of the transaction contemplated by this Agreement will not violate, nor be in conflict with, any provision of its charter or by-laws, or any agreement or instrument to which it is a party or is bound.

          (c) The execution, delivery and performance of this Agreement and the transaction contemplated hereby have been duly and validly authorized by all requisite corporate action of Nevada Star.

          (d) Its common shares are listed and traded on the Vancouver Stock Exchange. Upon execution of this Agreement,
     Nevada Star will use its best efforts to obtain regulatory approval from the Vancouver Stock Exchange for this Agreement and the transactions herein contemplated.

          (e) To the best of its knowledge, no suit or other proceedings are pending or threatened before any court or governmental agency seeking to restrain, prohibit or declare illegal, this transaction.

     ARTICLE 6:  CONDITIONS FOR CLOSING

     Unless waived in writing by the parties, the obligations of Seller and Nevada Star to close the transaction contemplated hereby are subject to satisfaction of each of the following conditions:

     6.1  Regulatory Notices.

          (a) No federal, state, county or municipal statute, rule, regulation, proceeding, action or order shall exist or shall have been adopted or taken, and no judicial or administrative or Vancouver Stock Exchange decision shall have been entered (whether preliminary or final), which would:

               (i)  prohibit or restrain the transactions
          contemplated hereby or make such transactions illegal;
          or

               (ii) cause the sale, transfer or other conveyance of any of the Properties to any person other than Nevada Star.

          (b) Official notice has been provided by the Vancouver Stock Exchange and any other regulatory agency having jurisdiction accepting and approving this Agreement for filing and further granting approval for issuance of the common shares of capital stock of Nevada Star to Seller contemplated by this Agreement.

     6.2  Suits.

     No suit or other proceeding shall be pending or threatened before any court or governmental agency which could restrain, prohibit or declare illegal the transactions contemplated hereby.

     6.3  Representations are True.

     All representations of each of the parties contained in
Article 5 of this Agreement shall be true in all material respects at and as of the Closing Date as if such representations were made at and as of that date, and each of the parties shall have performed and satisfied all acts and agreements required by this Agreement to be performed and satisfied by each of them at or prior to the completion of the transaction.

     6.4  Financial Statements.

     Nevada Star has furnished to Seller its audited August 31, 1997 financial statements and an unaudited quarterly statement for the last complete calendar quarter prior to Closing.

     ARTICLE 7:  CLOSING

     7.1  Date, Time and Place.

     Unless otherwise agreed in writing by the parties, the Closing shall take place at 10:00 a.m., prevailing local time, within ten (10) days following the Determination Date, at the offices of Pruitt, Gushee & Bachtell, 1850 Beneficial Life Tower, Salt Lake City, Utah 84111, or such other date and/or place to which the parties may agree.

     7.2  Closing Procedures.

     At the designated date, time and place, the following shall occur:

          (a) Seller shall execute, acknowledge and deliver the transfer of title documents in the forms of Exhibits D-1 through D-11 necessary to transfer and assign the Properties listed in Exhibit A to Buyer; and

          (b) Seller shall execute, acknowledge and deliver to Buyer such other instruments of conveyance, assignment and transfer reasonably necessary to convey Seller's right, title and interest in and to the Properties to Buyer. Nothing in this Agreement shall be construed as an attempt to assign any assets or rights which are nonassignable or which are assignable only with the consent of another person and/or government agency (unless and until such consent shall have been obtained), nor shall Seller have any liability or obligation to obtain such consents, but Seller agrees to cooperate as Buyer seeks such consents.

          (c)  Nevada Star shall deliver to Seller the following:

               (i) the certificates for two million (2,000,000) shares of the capital stock of Nevada Star with the appropriate legend(s) as required under the terms of this Agreement or rule or order of the Vancouver Stock Exchange or Canadian and/or U.S. regulatory agencies;

               (ii) the Assignment of Net Profits Interest in the form of Exhibit B; and

               (iii) official evidence of regulatory approval from the Vancouver Stock Exchange for the issuance of two million shares (2,000,000) of the capital stock of Nevada Star as described in Section 3.2 of this Agreement.

          (d) If requested by Buyer, Seller shall provide to Buyer proof of payment or lien waivers executed by any contractor, materialman, supplier or other person who has supplied work, labor, services or materials to the Properties, at Seller's request, at any time within one hundred twenty (120) days prior to the Closing Date, or Seller will provide certification that no contractor, materialman, supplier or other person has supplied any such work, labor, services or material within such 120-day period.

          (e) Applicable property taxes, if any, will be paid as follows:

               (i) All outstanding taxes, penalties and interest due for calendar years prior to 1998, if any, shall be paid at or prior to the Closing Date by Seller in their entirety.

               (ii) Taxes assessed and either payable or not yet payable for the calendar year 1998 shall be prorated between the parties as of the Closing Date. Taxes assessed and either payable or not yet payable for the calendar year 1998 subsequent to the Closing Date shall be borne entirely by Buyer. Seller's prorated share shall be charged to Seller and credited to Nevada Star at the Closing Date if ascertainable at that time, or will be reimbursed thereafter by Seller within thirty
          (30) days of receipt of invoice from Nevada Star.

               (iii)     Buyer shall pay all sales taxes which
          may be assessed on the transfer of tangible personal property, if any, and any other property under this Agreement included in the Properties.

               (iv) Seller or Buyer may defer payment of any tax in dispute while it is contesting the same, or it may pay any such tax in dispute under protest and take action to recover the same. The other party shall have no interest in any tax so recovered except to the extent it may have contributed to the same pursuant to the above prorata provisions in which case it shall be entitled to receive its prorata share thereof determined on the same basis.

               (v)  All taxes, whether on real or personal
          property and assessed and payable for the calendar years after the Closing Date shall be paid by Buyer.

          (f) After the Closing Date, Buyer shall make available to Seller all information as Seller may reasonably require to defend any tax proceedings or litigation arising from Seller's ownership in connection with the Properties prior to that date.

          (g) Buyer shall pay (at its own expense) any documentary, transfer, filing and recording fees (including lease, permit, license, right-of-way and transfer of title fees) required in connection with the transactions contemplated by this Agreement.

     7.3  Post-Closing Rights and Obligations.

     Seller shall have the right but not the obligation at any time prior to July 1, 1998 by written notice to Nevada Star, that it elects to terminate its Twelve Percent (12%) Net Profits Interest and return 1,200,000 of its Nevada Star shares to the treasury of Nevada Star and thereby elect a thirty percent (30%) participating interest in the "Area of Joint Interest". If such election is made, Seller shall be required to reimburse Nevada Star for thirty percent (30%) of costs and expenses incurred by Nevada Star to Seller's date of election for exploration or development of the Properties and acquisition of any property subject to the joint venture contract. The parties will then enter into a "joint venture contract" substantially following the Rocky Mountain Mineral Law Foundation Form 5. The written notice of Seller's election to back-in shall be accompanied by: (a) a certified check in the amount of $300,000 as a good faith deposit amount of its thirty percent (30%) share of expenditures reimbursement obligation to Nevada Star; and (b) a certified financial statement supporting Seller's financial ability to fund its on-going participating share of joint venture budgets as reflected in the completed report filed with regulatory authorities for development and mining the Properties and construction of a copper leach SX/EW plant, copy of which will be furnished to Seller.

     ARTICLE 8:     TERMINATION OF AGREEMENT

     8.1  Non-Satisfaction or Non-Waiver of Conditions.

     If any condition for Closing described in Article 6 of this Agreement has not been satisfied or waived prior to or on the Closing Date, this Agreement shall terminate, unless otherwise agreed in writing by the parties and the parties shall not be required to complete the transaction on that date.

     8.2  Final Termination Date.

     All conditions as set out in Article 6 shall be completed within 24 months after the date of this Agreement or this Agreement shall terminate. Each of the parties shall have an affirmative obligation to complete all conditions in as timely a fashion as is possible; provided, however, if such conditions cannot be completed by the date indicated for reasons beyond the control of the parties, this Agreement may be extended for up to 24 additional months at the election of either party.

     8.3  Default.

          (a) If any of Buyer's representations hereunder prove to be untrue in any material respect, which would prohibit or prevent the contemplated transactions or Buyer fails to perform any of its obligations hereunder for any reason, other than Seller's prior default, Buyer will be deemed to be in default hereunder, and in the absence of waiver by Seller, this Agreement shall terminate.

          (b) If any of Seller's representations hereunder prove to be untrue in any material respect, which would prohibit or prevent the contemplated transactions or materially diminish the value of the assets to be transferred, Seller will be deemed to be in default hereunder and, in the absence of waiver by Buyer, this Agreement shall terminate.

     8.4  Effect of Termination.

          (a) In the event of termination, this Agreement shall be of no force and effect, and neither party shall have any further obligation or liability to the other arising under, resulting from, or attributable to this proposed transaction, this Agreement or any of the negotiations relative hereto; provided, however, in the event Buyer has occupied and/or made use of any facility on the Properties listed in Exhibit A prior to the Closing Date, then Buyer agrees to return the same to Seller in the same approximate condition as existed on the date of this Agreement, ordinary wear and tear excepted.

          (b) Buyer agrees to execute and deliver to Seller any documents requested to cancel, annul and take any steps necessary in Seller's sole discretion to provide notice of termination of this Agreement.

     ARTICLE 9:  MISCELLANEOUS

     9.1  Seller's Ores and Concentrates.

     Seller and companies controlled by Seller shall have the right to provide ores or concentrates from lands not subject to this Agreement for processing at a copper leach SX/EW plant built by Buyer pursuant to this Agreement up to a maximum of ten percent (10%) of the plant capacity; conditioned, however, on Seller securing and funding any additional permits or construction necessary to effect the processing of such ores or concentrates.

     9.2  Commissions.

     Buyer hereby agrees to protect, indemnify and hold Seller harmless from and against any liability for any broker's or finder's fee arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions contemplated by this Agreement. Seller hereby agrees to protect, indemnify and hold Buyer harmless from and against any and all liability for any broker's or finder's fee arising with respect to brokers or finders retained or engaged by Seller in respect of the transactions contemplated by this Agreement.

     9.3  Assignment.

     Neither party shall assign this Agreement without the written consent of the other, which consent shall not be unreasonably withheld.

     9.4  Risk of Loss.

     The risk of loss for the Properties shall pass to Buyer at the Closing. In the event of a material loss in which all or any portion of the Properties are destroyed by fire or other casualty, or are taken in condemnation prior to that date, if that loss is by natural occurrence or circumstances beyond the control of Seller, then Seller shall not be required to restore the property involved to a pre-agreement status. Any insurance proceeds received by Seller shall be retained by Seller if Buyer elects not to proceed with the purchase of the Properties. However, such insurance proceeds, if any, shall be delivered to Buyer if the Closing occurs and Buyer acquires the Properties.

     9.5  Publication.

     Prior to the Closing, Buyer and Seller agree to keep the terms of this Agreement confidential, except that nothing shall prevent Seller or Buyer from disclosing these terms to (i) their respective employees, officers and directors, (ii) employees, officers and directors of affiliated companies, (iii) their attorneys or accountants, (iv) their engineers and consultants, provided that in each case such parties are advised of the confidential nature of the information, or (v) a governmental agency or to the public or to any stock exchange which the disclosing party believes in good faith is required by pertinent law or regulation or the rules of any stock exchange. After Closing, Buyer and Seller and their affiliated companies shall be permitted to make such public disclosures relating to the sale as they deem advisable.

     9.6  Governing Law.

     This Agreement shall be governed by the laws of Utah.

     9.7  Exhibits.

     Exhibits are hereby incorporated herein by reference as if set out fully at length within this Agreement and all references in this Agreement to exhibits shall be deemed to be references to such exhibits as the same may be amended and supplemented, in either case with the consent of both parties, through and as of the Closing Date.

     9.8  Captions.

     The headings herein are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

     9.9  Notices.

     All communications required or permitted under this Agreement shall be in writing and may be served by depositing the same in the mail, addressed to the party to be notified at the address set forth below, postage prepaid, and registered or certified, with a return receipt requested. Notices deposited in the mail in the manner hereinabove described shall be deemed to have been received on the date of delivery as shown on the return receipt. Written notices served in any other manner shall be deemed to have been received if and when actually received by the addressee. Either party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

     If to Seller:       Grand Central Silver Mines, Inc. and
                         Dotson Exploration Company
                         1010 Ironwood Drive, Suite 105
                         Coeur d'Alene, ID 83814

     If to Buyer:        Nevada Star Resource Corporation
                         10735 Stone Avenue North
                         Seattle, WA 98133
                         Attention:     Monty D. Moore, President

     9.10 Entire Agreement.

     This instrument states the entire Agreement of the parties and supersedes all prior agreements and understandings between the parties concerning the subject matter hereof. This Agreement may be supplemented, altered, amended, modified or revoked only in writing, signed by both parties.

     9.11 Expenses of this Agreement.

     Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitation, fees and expenses of its own counsel and accountants) and shall not be entitled to any reimbursement therefor from the other party hereto.

     9.12 Further Assurances.

     After the Closing, Seller shall, upon request of Buyer, execute, acknowledge and deliver such further instruments of conveyance, assignment and transfer, and take such other action as Buyer may reasonably request, in order more effectively to convey, assign, transfer and deliver Seller's right, title and interest to the Properties as contemplated in the consummation of the transaction under this Agreement.

     9.13 Survival.

     It is understood and agreed that certain specified rights and obligations of the parties as set forth in this Agreement shall survive the Closing and will not be merged into the instruments of conveyance or other documents executed and delivered pursuant hereto.

     9.14 Severability.

     If any provision hereof is invalid or unenforceable, then, to the extent permitted by law, the other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intentions of the parties as nearly as may be possible. To the extent permitted by law, the parties hereby waive the application of any provision of law that would otherwise render any provision hereof wholly or partially invalid, illegal or unenforceable in any respect.

     9.15 Successors and Assigns.

     This Agreement may be signed in counterpart and shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing herein, expressed or implied, is intended to confer or confers upon any other person any benefits, rights or remedies.

     EXECUTED the day and year first set forth above.

                              SELLER:

                              GRAND CENTRAL SILVER MINES, INC.


                              By: ______________________________

                              DOTSON EXPLORATION COMPANY


                              By: ______________________________


                              BUYER:

                              NEVADA STAR RESOURCE CORPORATION


                              By: ______________________________
                                   Monty D. Moore, President